John W. Hlywak, Jr. (Investors)             Jay Higham (Media/Physicians)
Senior Vice President & CFO                 Senior Vice President of Marketing
IntegraMed America, Inc.                    IntegraMed America, Inc.
(914) 251-4143                              (914) 251-4127

email:  jhlywak@integramed.com              email:  jhigham@integramed.com
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Web Address:  http://www.integramed.com
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 Lippert/Heilshorn & Associates
 Kim Golodetz (kgolodetz@lhai.com)
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 (212) 838-3777
 Bruce Voss (bvoss@lhai.com)
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 (310) 691-7100

 www.lhai.com
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          INTEGRAMED AMERICA HIRES SR. VICE PRESIDENT CONSUMER SERVICES

Purchase, NY, November 19, 2002 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced the creation of a new senior management position - Senior Vice President, Consumer Services - and the hiring of Djuandi "Andy" Saat to fill that important new role.

Mr. Saat has 18 years of healthcare experience. He started his career at Johnson & Johnson as a patient care sales representative. He spent nine years with J&J serving in a variety of management roles in the United States and abroad. Over the next seven years, Mr. Saat held executive management positions in sales and marketing, operations and business development for American Cyanamid Co., Hayes Medical, Inc. and C.R. Bard, Inc. More recently, Mr. Saat helped several start-up health services companies launch their businesses in the United States. He earned an MBA from The George Washington University, Washington, DC.

"We are pleased to welcome Andy to IntegraMed," said Gerardo Canet, President and CEO of IntegraMed. "His skills are particularly needed at this critical time in the Company's growth and development as this role represents a significant thrust for us in the future. The Senior Vice President of Consumer Services is responsible for the growth and profitability of IntegraMed Pharmaceutical Services and for IntegraMed Shared Risk Refund - two services that we launched over the last three years that represent a growing proportion of our revenue and earnings. We also expect Andy to take on other responsibilities as the Company continues to diversify its revenues with additional new products and services in the future."

IntegraMed America offers products and services to patients, providers and payors focused on the $2 billion fertility industry. The Company provides Business Services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).